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                                                                  EXHIBIT 10.279

     DISTRIBUTION, STORAGE, DATA AND INVENTORY MANAGEMENT SERVICES AGREEMENT

     This Distribution, Storage, Data and Inventory Management Services Agreement ("Agreement") is entered into as of _______________ (the "Effective Date") by and between Ligand Pharmaceuticals Incorporated, a Delaware corporation with its principal place of business located at 10275 Science Center Drive, San Diego, California, 92121 ("Ligand"), and ________________ with its principal place of business located at _____________ ("Distributor").

                                    RECITALS

     WHEREAS, the parties wish to provide for certain additional distribution, storage, data and inventory services to Ligand, including certain-product-specific services to be provided monthly.

     NOW THEREFORE, in consideration of the foregoing, the mutual representations, warranties and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE 1
                                   Definitions

1.1. "AGGREGATE INVENTORY" means, at any given time, the total of saleable Products in units that Distributor has on hand at all of its storage and/or distribution facilities and that Distributor has on order from Ligand.

1.2. "BASE SERVICES" means the value-added processing and data services that Distributor will provide as set forth in paragraph 2.1.

1.3. "CONFIDENTIAL INFORMATION" means the confidential information described in
     Section 4.2.

1.4. "AVERAGE WEEKLY MOVEMENT" means, at any given time, the total quantity of Products in units (by NDC number) sold by Distributor to Customers over the immediately preceding thirteen (13) weeks divided by thirteen (13).

1.5. "CUSTOMERS" means the purchaser of Products from Distributor in the United States.

1.6. "EFFECTIVE DATE" means the first date appearing above.

1.7. "INVENTORY AND SALES REPORTS" means the reports described in Sections 2.21
     (C).


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1.8. "ON HAND INVENTORY" means saleable Product in Distributor's individual distribution centers.

1.9. "ON ORDER INVENTORY" means Distributor's unfilled orders of Product from Ligand.

1.10. "NEW PRICE" means the price charged by Ligand to its wholesale customers for Products from and after the effective date and time of a price change instituted by Ligand at any time following the Effective Date of this Agreement.

1.11. "OLD PRICE" means the price charged by Ligand to its wholesale customers immediately preceding the institution of a New Price.

1.12 "PRODUCTS" means the FDA approved pharmaceutical products listed in Attachment A.

                                    ARTICLE 2
                            Purchasing and Inventory

2.1. Base Distribution and Inventory Management Services. - Distributor agrees to provide the following "Base Services" to Ligand for products identified on Attachment A:

          -    Daily consolidated deliveries to providers

          -    Emergency shipments to providers 24/7/365

          -    Returns and Recall processing

          -    Customer Service for those end users serviced by Distributor

          -    Consolidated accounts receivable management

          - Contract and Chargeback administration, consolidation and processing

          - Licensed, environmentally controlled, PDMA compliant, secure facilities for product storage, appropriate inventory rotation and distribution


     Ligand shall pay Distributor for the Base Services as set forth in Attachment A.

2.2 Additional Distribution, Storage, data and Inventory Management Services. - In addition to the "Base Services" Distributor agrees to provide to Ligand the following Distribution and Inventory Management Services which it desires:

     2.2.1 Inventory Management

          Inventory Levels & Storage. During the term of this Agreement, Distributor will maintain an aggregate inventory level of Ligand Products, as specified on Attachment A. Compliance with this inventory level will be measured on the last working day of each month ("Compliance Measurement Date"). Orders may be placed as needed, provided that orders necessary to reach the established inventory level in any month will be placed and received by Ligand no later than 10 working days prior to the Compliance Measurement Date for that month.


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          Product Availability. Distributor will work with Ligand to minimize product shortages and maximize product availability by agreeing to the following:

               a. Distributor will institute an automated balancing system on Ligand Products in order to optimize the use of existing inventories across the entire Distributor network, including brokerage. This will be done using parameters agreed upon by Distributor and Ligand.

               b. During backorder situations and limited product availability and upon Ligand's request, Distributor will implement more frequent order and receiving cycles to help reduce inventory requirements.

     2.2.2 Special Handling

          Special Handling Distributor will provide for the special handling required for products identified in Schedule A. These requirements include, but are not limited to frozen product storage, special shipping and/or packaging, and CII vault storage

     2.2.3 Data Services

          A. Inventory and Sales Reports. Distributor shall prepare inventory reports detailing the status of its Aggregate Inventory of Products and movement of Products by NDC number ("Inventory and Sales Reports") and, for the duration of this Agreement, provide Ligand with such Inventory Reports (852's) weekly and Sales Reports (867's) weekly. All such Inventory and Sales Reports shall be transmitted in EDI format within 7 days of the end of each week pursuant to this section and shall include such information as reasonably requested by Ligand, including but not limited to the following:

               On Hand Inventory level by distribution center; and On Order Inventory level by distribution center; and Sales out by distribution center

               Distributor may, due to contractual requirements, be required to block certain data in the 867's that discloses Customer identity. This may include Customer name and DEA number, and any other data that would identify a Customer. In no event will Distributor be required to provide Customer identifying information to Ligand in the event it is contractually prohibited from doing so.

               Distributor Inventory and Sales Reports shall be transmitted to Ligand in an EDI 852 and EDI 867 format respectively.

               Within thirty (30) days after entering into this Agreement, the parties shall examine and test the capability of their respective EDI systems and complete implementation of a mutually agreeable system whereby transfers of information can be made effectively on a consistent basis. In the event that critical internal support systems and electronic communication links including


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               EDI, are not available for five (5) consecutive business days, the parties will cooperate to promptly implement substitute procedures to document the information customarily sent by EDI and prevent interruptions to each other's business.

          B. Returns, Chargebacks and order overage/shortage reconciliation Distributor will process and provide sufficient documentation to support any claims as defined below. If a dispute occurs concerning a claim for payment then the disputed invoices/claims will be resolved within 90 calendar days after the date of receipt of the claim. Ligand will not be responsible for insufficiently documented claims or disputed claims not resolved with such 90 days. Non-disputed claims will be processed under normal provisions.

                    Returns - Documentation will include either return of the product to a Ligand approved facility or a signed proof of destruction form.

                    Chargebacks - Detailed breakout of all chargeback claims by end users by date.

                    Overage/Shortage - Documentation for claims will include order number, P.O. number and the amount of overage/shortage.

2.3 Invoices. Distributor will invoice Ligand for all services hereunder within 5 days of the end of each quarter. The invoices may be transmitted by e-mail or by mail. Payment will be made as described in Attachment A.

2.4 Inspections. Upon reasonable prior notice and during normal business hours, Distributor shall allow permanent employees of Ligand to enter into each of Distributor's facilities to inspect Distributor's books and records relating solely to inventory and supply of Products (including relevant electronic information), and inspect and take physical counts of inventory, not more than once during each consecutive twelve (12) month period of this Agreement to ensure compliance with this Agreement, and to assist Distributor in keeping such inventory clean, complete and moving to minimize returned Products. In no event shall any such inspection relate to any transaction or event that occurred more than twelve (12) months prior to the date of such inspection.

2.5 Purchase Limits. Ligand agrees to ship all Distributor purchase orders in full subject to the limits set forth in section 2.2.1 provided however that Ligand has the right to question and cancel any order that exceeds 150% of Distributor's Average Weekly Movement if Distributor is not able to provide reasonable demand-related justifications and/or explanations. Ligand must give Distributor notice of such cancellation within 48 hours of receiving such order from Distributor.

2.6 Right to Audit: Upon reasonable prior notice and during normal business hours, Distributor shall allow permanent employees of Ligand to enter into each of Distributor's facilities to inspect Distributor's books and records relating solely to claims related to


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     Chargebacks and Returns. Such inspections must be scheduled within 30 days of request and shall only cover claims in dispute. Such inspections can only occur if other efforts to resolve the dispute have failed and Distributor has deducted for the amount of the claim.

                                    ARTICLE 3
                         Term and Termination; Remedies

3.1. Term and Termination. This Agreement shall remain in full force and effect for one (1) year ("INITIAL TERM") from the Effective Date, i.e. through _____, 20__. Thereafter, this Agreement will automatically renew for subsequent one year periods unless terminated as provided herein. Either party may request review and negotiation of the terms hereof by giving the other written notice at least ninety (90) days prior to the expiration of the current term. In event of such notice the parties will immediately enter into good faith negotiations for a period of up to 30 days.

3.2. Either party may terminate this Agreement at any time (a) immediately upon a breach by the other part of any of the terms of this Agreement that is not cured within thirty (30) days of written notification thereof by the non-breaching party; or (b) without cause after the Initial Term, upon sixty (60) days' prior written notice of termination to the other party; or
     (c) immediately by written notice upon insolvency or the institution (whether voluntarily or involuntarily) of bankruptcy, liquidation or similar proceedings by or against the other party, or the assignment of such party's assets for the benefit of creditors.

                                    ARTICLE 4
                                  Miscellaneous

4.1. Nature of Relationship. The relationship between Ligand and Distributor is that of independent contractor, and no agency, franchise, partnership, joint venture or other relationship shall be construed to exist between the parties by virtue of this Agreement.

4.2. Confidentiality. During the term of this Agreement, each party, its respective agents, employees and representatives (collectively, the "receiving party") may receive or have access to confidential materials and information of the other party (the "disclosing party"). All such materials and information (including, but not limited to the terms of this Agreement, Products information, operations, methods, strategies, formulas, price lists, discount programs, incentives, rebates, records of unit movement for Products, shipping and warehousing, and confidential proprietary information from third parties), are collectively referred to herein as "Confidential Information" and constitute the property of the disclosing party. During the term hereof and for a period of three (3) years thereafter the receiving party shall not use or disclose to third persons any such Confidential Information without the disclosing party's prior written consent, excepting those (a) disclosures made on a confidential basis to and used by the directors, officers, employees, and agents of the receiving party who have a reasonable need to know such information in connection with the receiving party's performance of this Agreement, (b) disclosures which are required by law or government agencies, as reasonably determined


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     by the receiving party or its legal counsel, or are made on a confidential basis to the receiving party's attorneys, accountants, and other professional advisors in connection with matters relating to this Agreement, (c) disclosures of Confidential Information that become public through no fault of the receiving party hereunder; (d) disclosures of Confidential Information received without restriction from a third party with a valid right to disclose it; (e) with respect to Ligand's AVINZA product only, disclosure by Ligand of this Agreement and information received hereunder to its affiliates, to Organon USA Inc and affiliates of such organization, and to its authorized representative for audit purposes, provided that any such authorized representative is under similar obligations of confidentiality and non-disclosure. Ligand understands and agrees that Distributor may, in its sole discretion, elect to sell warehouse - withdrawal, sales, and other data to IMS/DDD and/or other third parties without contribution to Ligand.

     Upon termination of this Agreement (for any reason) each party will promptly: (i) return to the other party all documentation and other materials (including copies of original documentation or other materials) containing any confidential information of the other party; or (ii) certify to the other party, pursuant to a certificate in form and substance reasonably satisfactory to the other party, as to the destruction of all such documentation and other materials.

4.3. Assignment and Delegation. Neither party may assign this Agreement without the prior written consent of the other party; provided, however, that either party may assign this Agreement without such consent to an Affiliate, provided that the assigning party shall remain ultimately liable for any financial obligations under this Agreement. For the purpose of this
     Section 4.3, an Affiliate shall be defined to include any company controlling, controlled by, or under common control with Distributor or Ligand as the case may be through stock ownership, direct or indirect. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties.

4.4. Severability; Waiver. The invalidity of all or part of any provision of this Agreement shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision. Either party's failure to insist on compliance or enforcement of any provision of this Agreement shall not affect its validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement.

4.5. Statute of Frauds. All EDI transmissions made pursuant to this Agreement shall be deemed by the parties to be the same as written communication for all purposes, and for all applications of law and statutes, including but not limited to, the Statue of Frauds under the Uniform Commercial Code.

4.6. Force Majeure. Neither party shall be liable for delay in delivery or nonperformance in whole or in part nor shall the other party have the right to terminate this Agreement where delivery or performance has been affected by a condition of force majeure. If either party is affected by a force majeure event, such party shall, within 10 days of its occurrence, give notice to the other party stating the nature of the event, its anticipated


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     duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is reasonably required and the non-performing party shall use its best efforts to remedy its inability to perform.

4.7. Notices. All notices to either party (each a "Notice") shall be in writing, shall refer specifically to this Agreement and shall be hand delivered or sent by express courier service, costs prepaid, or by facsimile to the respective addresses specified below (or to such other address as may be specified by Notice to the other party). Notices shall be effective upon receipt.

     If to Distributor, to:

     If to Ligand, to:   Ligand Pharmaceuticals Inc.
                         10275 Science Center Drive
                         San Diego, CA 92121-1117
                         Attention: Commercial Contract Services
                         Telecopier: (858) 550-7707

     With a copy to:    Ligand Pharmaceuticals Inc.
                        10275 Science Center Drive
                        San Diego, CA 92121-1117
                        Attention General Counsel
                        Telecopier: (858) 550-1825

4.8. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior contracts, agreements and understandings between the parties whether written or oral with regard to the subject matter hereof. To the extent this Agreement contains terms inconsistent with the terms of any other existing Agreement between the parties this Agreement will control. This Agreement may not be amended except in writing signed by authorized representatives of the parties hereto.

4.9. Public Announcements. Neither party shall issue any press release or other public announcement, verbally or in writing, referring to the other party or any entity which controls, is controlled by or under common control of such party. Nothing contained herein shall limit the right of either party to issue a press release or public announcement if, in the opinion of such party's counsel, such press release or public announcement is required pursuant to state or federal securities laws, rules or regulations, or other applicable laws, in which case the party required to make the press release or public announcement shall use commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public announcement prior to issuing the press release or making the public announcement


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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day first above written.

LIGAND PHARMACEUTICALS INC.             DISTRIBUTOR


By:                                     By:
    ---------------------------------       ------------------------------------
Name:                                   Name:
      -------------------------------         ----------------------------------
Title:                                  Title:
       ------------------------------          ---------------------------------

EDI Contact Person:                     EDI Contact Person:

Name:                                   Name:
      -------------------------------         ----------------------------------
E-mail:                                 E-Mail:
        -----------------------------           --------------------------------
Phone:                                  Phone:
       ------------------------------          ---------------------------------


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                                                                    ATTACHMENT A

PRODUCT:   NAME

__ mg      NDC Code: __________
__ mg      NDC Code: __________
__ mg      NDC Code: __________
__ mg      NDC Code: __________

Term: _________, 20__ - __________, 20__

Total Service Fee: The total of the fee for all services described and covered by the agreement related to this product will be $______ earned and paid quarterly. A breakout of this fee by service area is described below. All such fees will be paid to Distributor in the form of a check. For purposes of this Agreement a "calendar quarter" shall mean the following consecutive three calendar month periods: January 1 - March 31, April 1 - June 30, July 1 - September 30 and October 1 - December 31. . Ligand shall pay such fees no later than thirty (30) days after receipt of an invoice as set forth in section 2.3

BASE SERVICE FEE: Quarterly Fee for Base Services is $_______

INVENTORY LEVEL:

PRODUCT __ mg   Minimum ___   Maximum ___ units
PRODUCT __ mg   Minimum ___   Maximum ___ units
PRODUCT __ mg   Minimum ___   Maximum ___ units
PRODUCT __ mg   Minimum ___   Maximum ___ units

Quarterly fee for inventory management services $______

SPECIAL HANDLING REQUIREMENTS:

[DESCRIPTION]

Quarterly fee for special handling services $_______

DATA REQUIREMENTS:

Quarterly fee for data services $______


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